Exhibit 10.1
Employment Offer Letter with Joseph C. Petro, dated February 8, 2007
(Mr. Petro became a Section 16 executive officer in the second quarter of 2007)

February 8, 2007

Mr. Joe Petro
7 Edgewood Road
Windham, NH 03087

Dear Joe:

I am very pleased to confirm our offer of employment to join Eclipsys Corporation (“Eclipsys”).  We value your abilities and believe you will find our work environment to be both challenging and fulfilling.  We anticipate having you start on February 19, 2007 or as soon as administratively possible following your acceptance of this letter.

Upon joining Eclipsys, you will have the title of Senior Vice President Software Development.  Your initial base salary rate will be $325,000 per year, will be paid pursuant to Eclipsys’ payroll policies and will be subject to applicable withholding deductions.  You will initially be eligible for 20 days of paid vacation time per calendar year, pro-rated for the remainder of the calendar year in which your employment commences, in addition to holiday time in accordance with Eclipsys’ benefits policy.

While you remain an employee in good standing, you also will be eligible to participate in Eclipsys’ incentive programs, formulated by Eclipsys’ management and Board of Directors from time to time.  Your incentive compensation target will initially be $200,000, but the actual incentive amount payable to you will depend upon various factors and except as specifically set forth herein, no incentive payments are guaranteed.  For 2007, 50% of your incentive compensation target (the “Guaranteed Bonus”) will be paid at the time 2007 bonuses are paid to other bonus plan participants, if you remain employed until that date, even if actual performance is below the levels otherwise required under the applicable plan for payment at 50% of target, provided that if Eclipsys terminates your employment without Cause (as defined in Exhibit II) before December 31, 2007, you will receive a portion of the Guaranteed Bonus calculated as the product of the Guaranteed Bonus and a fraction, the numerator of which is the number of days from the date of commencement of your employment until the date of termination of your employment and the denominator of which is the number of days from the date of commencement of your employment until December 31, 2007.  General terms and conditions for Eclipsys’ incentive programs are described in Addendum 1 to Exhibit I to this letter, and additional terms and conditions will be determined and communicated from time to time.

In connection with your employment, you will be granted an option to purchase up to 150,000 shares of Eclipsys common stock and an opportunity to purchase at $.01 per share 50,000 shares of Eclipsys common stock subject to contractual restrictions on transfer, subject to approval by the Eclipsys board of directors.  Eclipsys generally grants stock options to newly hired employees on pre-established grant dates, and your stock option will be granted on the scheduled grant date next following commencement of your employment.  Basic terms of the option and restricted stock are described in Addendum 2 to Exhibit I to this letter, and more detail will be provided with the option and restricted stock documents themselves.

Eclipsys will give you at least 26 weeks’ advance notice before terminating your employment without Cause (as defined in Exhibit II).  This notice is notwithstanding any contrary statement in Exhibit I to this letter and in lieu of any other severance benefits to which you would otherwise be entitled, including without limitation under any severance policy.  During this notice period and unless and until Eclipsys elects to pay you in lieu of notice as described in the following sentence, your employment will continue, your salary will be paid, and other attributes of employment will continue, and you will be required to continue to perform your employment duties and responsibilities or such other duties and responsibilities as Eclipsys may assign to you (unless Eclipsys places you on leave of absence as described below), except that you may search for another position as long as your search efforts do not interfere to an unreasonable degree with the performance of your employment duties. Eclipsys may, in its discretion, terminate your employment and pay you in lieu of some or all of the notice period, either in a lump sum or by continuation of your salary, in which case all attributes of your employment will cease.  As a condition to Eclipsys’ obligation to provide you with this notice or to pay you in lieu of notice, you must, at the commencement of the notice period, sign a release in the form attached to this letter as Exhibit III or in such other form as is satisfactory to Eclipsys in the reasonable exercise of its discretion releasing any and all claims you may have against Eclipsys and any of its affiliates and their personnel arising in connection with your employment or the termination of your employment, such release must become effective following lapse of any applicable revocation period, and you must reconfirm that release at the end of the notice period.  Eclipsys may, in its discretion, place you on leave of absence for any portion or all of the notice period, and during any such leave of absence you will report to Eclipsys and perform employment duties only to the extent requested by Eclipsys, but during any such leave of absence your employment and compensation (as specified herein) and other attributes of employment as described above will continue.  The notice period will terminate if you commence alternative employment or consulting activities or otherwise voluntarily resign your employment, or if an event of Cause as defined in Exhibit II occurs, in any case before the end of the notice period.

Eclipsys does not have a conventional headquarters due to distribution of its executive management.  The Board and CEO will consider establishing a conventional headquarters, and if Eclipsys establishes a conventional headquarters and the CEO or the Board determines that your relocation to that headquarters would be in Eclipsys’ best interests, then you may be required to relocate your residence to the area in which the headquarters is located.  If you are required to relocate, Eclipsys will provide you with executive-level relocation benefits, consistent with Eclipsys policies, designed to defray all reasonable out-of-pocket costs of the relocation that you incur, provided that you will not be entitled to any adjustment to your compensation to defray any increase in his cost of living resulting from relocation.  If you do not wish to relocate, and consequently you resign or Eclipsys terminates your employment, you will not be entitled to the notice described in the preceding paragraph, and instead will be eligible only for Eclipsys’ standard severance benefits.  Whether or not you relocate your residence, you must spend significant time traveling, as is consistent with your role and necessary or appropriate to execute fully your responsibilities.

During your first days with Eclipsys, you will address administrative matters that are important to our internal business processes.  A member of our Human Resources department will be scheduling your orientation and will contact you regarding your first day.

This letter, the New Hire Information Sheet attached to this letter as Exhibit I and made a part of this letter, your Proprietary Interest Protection Agreement and any written supplement to this letter that references this letter (collectively, the “New Hire Letter”) state the entire understanding between you and Eclipsys and supersede and replace all prior and contemporaneous, oral and written, agreements, understandings, negotiations and discussions concerning your offer of employment with Eclipsys. Your signature below confirms that nothing has been represented or promised to you except as specifically set forth in this New Hire Letter.

Joe, it is a pleasure to extend this offer to you and we look forward to having you join the Eclipsys team.  We appreciate the time you have spent with us throughout the recruiting process and ask that you respond to our offer no later than February 12, 2007; after that date this offer will no longer be valid.  If you accept our offer on the terms set forth in this letter and the Exhibits hereto, please sign this letter, the New Hire Information Sheet attached as Exhibit I, and the Proprietary Interest Protection Agreement in the spaces provided and return them in the envelope provided.  The file copies are for your records.  The execution and return of this letter, including agreement to the terms of the Exhibits hereto and the Proprietary Interest Protection Agreement, and completion of the New Hire Information Sheet and I-9 are conditions precedent to your employment.  When you have returned these documents to us, they will govern your employment with Eclipsys.

If you need assistance, or have any questions, please contact Jan Smith at (310) 699-8139.

Sincerely,

/s/ R. Andrew Eckert

R. Andrew Eckert
Chief Executive Officer

Enclosures:
New Hire Information Sheet
Termination for “Cause” Definition
Form of Release
Proprietary Interest Protection Agreement
Form I-9

I agree that my employment with Eclipsys, Inc. will be governed by this letter, the New Hire Information Sheet attached to this letter as Exhibit I, including Addenda 1 and 2 thereto, the “Cause” Definition attached to this letter as Exhibit II, the Release attached to this letter as Exhibit III, and the Proprietary Interest Protection Agreement.

/s/ Joseph C. Petro                                                                                     2/11/07
____________________________________                                ____________________
(Signature)                                                                           (Date)

EXHIBIT I
To Joe Petro Offer Letter
Eclipsys Corporation and Subsidiaries (“Eclipsys”)
New Hire Information Sheet

Annual Base Salary:   Eclipsys conducts annual performance reviews for employees with at least three (3) months’ tenure, typically in the fall of each year, with any merit increases typically becoming effective early in the following year. This schedule is subject to change at the Company’s discretion.  Compensation increases are discretionary, and any merit increases may be pro-rated for employees who have not completed a full year of service.

Paid Time Off:  Paid time off shall accrue and be taken pursuant to Eclipsys’ paid time off benefit policy as set forth in the Eclipsys Employee Handbook.

Benefits:  Subject to eligibility requirements, you will be entitled to participate in company-sponsored benefit programs that are in effect from time to time.  You will receive a copy of benefit plan documents and procedures or receive access to such documents and procedures through Eclipsys’ internal employee web site promptly upon commencement of employment.

Pre- and Post-employment Investigations: As a condition of employment, you have agreed to allow Eclipsys to conduct investigations to verify educational qualifications, prior work experience and certain types of criminal offenses as permitted by law prior to and during the course of employment as the Company sees fit to require.  If such investigation discloses a matter which affects your suitability for employment with the Company, your employment may be terminated without notice or severance compensation.  Suitability for employment shall be determined at the sole discretion of the Company.

I-9 Documentation: To conform to Federal immigration law, we are required, as a condition of employment, to have you complete and sign a Form I-9.  The enclosed form is for informational purposes only.  Please review the Lists of Acceptable Documents on the reverse side of the form to ensure that on your first day of employment you bring the appropriate documents to establish your employment eligibility.  On your first day of employment, you will be asked to sign the Form I-9 and present the specified documents to our Human Resources department for review.

Confidentiality and Inventions:  As a condition of employment with Eclipsys you must execute and deliver to Eclipsys its standard Proprietary Interest Protection Agreement which among other things prohibits you from disclosing or using Eclipsys’ confidential information except in performance of your duties to Eclipsys, provides that inventions or works of authorship that you create in the course of your employment belong to Eclipsys, and prohibits you from bringing confidential information of prior employers or other third parties to Eclipsys or using it in connection with your work for Eclipsys, and restricts certain activities that could harm Eclipsys’ business.

You acknowledge that you have divulged to Eclipsys, and provided copies where applicable of, any and all employment agreements that you are subject to with another organization, including, but not limited to non-competition or non-solicitation obligations.  Eclipsys expects that you will abide by all provisions of any such agreements(s) and requires that you do not disclose or use another company’s confidential or proprietary information in the context of your employment at Eclipsys.

 Best Efforts: You agree that during your employment with Eclipsys, you will devote your best efforts to the performance of your duties and the advancement of Eclipsys and shall not engage in any other employment, profitable activities, or other pursuits which would cause you to utilize or disclose Eclipsys’ confidential information or trade secrets, or reflect adversely on Eclipsys.  This obligation shall include, but is not limited to, obtaining Eclipsys’ consent prior to performing tasks for customers of Eclipsys outside of your customary duties for Eclipsys, giving speeches or writing articles about the business of Eclipsys, improperly using the name of Eclipsys, or identifying your association or position with Eclipsys in a manner that reflects unfavorably upon Eclipsys.

Certification:  You agree not to disclose to Eclipsys, or use in your work for Eclipsys, any confidential information and/or trade secrets belonging to others, including without limitation, your prior employers, or any prior inventions made by you and which Eclipsys is not otherwise legally entitled to learn of or use.  Furthermore, you represent to Eclipsys that (i) you are under no contractual or other restrictions or obligations that are inconsistent with your obligations arising in connection with your employment with Eclipsys, and (ii) you have not and will not breach any obligations to any prior employer or other third party during your employment with Eclipsys.

Employment Policies:  Your employment will be subject to Eclipsys’ employment policies as in effect from time to time.  Unless otherwise provided in a separate written commitment to you signed on behalf of Eclipsys by an authorized officer, your employment with Eclipsys will not be a continuation of any previous employment and the terms and conditions of your employment with prior employers, including but not limited to severance benefits, accrued vacation, seniority and other benefits, will not apply to your employment with Eclipsys.  Eclipsys’ Code of Ethics, Employee Handbook and employment policies are available on Eclipsys’ internal employee web site.  The Code of Ethics, Employee Handbook and employment policies contain information regarding Eclipsys’ policies, procedures and benefits that affect you as an employee and you should review them periodically to keep informed about any changes that may be made.  Eclipsys reserves the right to change, alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy), including its incentive or bonus and severance policies and plans, at any time in its sole and absolute discretion without notice.  You are responsible for reviewing and complying with Eclipsys’ Code of Ethics, Employee Handbook and employment policies and any future additions, amendments or changes to Eclipsys’ Code of Ethics, Employee Handbook and employment policies.

Information Security:  Eclipsys’ information security guidelines are included in a manual and policies available for your review on Eclipsys’ internal employee web site.  It is your responsibility to read these guidelines and policies in detail and to direct any questions regarding your obligations related to information security and data privacy to your immediate supervisor.  Questions or information regarding a security breach involving patient health information or obligations under HIPAA should be directed to the Legal Department.  You will be notified of any changes to these guidelines via email and it is your responsibility to review any such changes by accessing Eclipsys’ internal employee web site.

At-will Employment:  Your employment with Eclipsys is “at-will,” which means it is not for a specified period and may be terminated either by you or Eclipsys at any time with or without cause or advance notice.  Eclipsys’ at-will employment policy can only be modified by a written agreement signed by Eclipsys’ Chief Executive Officer that specifically states that it is changing your at-will status.

It is important for Eclipsys to retain the flexibility to deal with changing circumstances as they arise, and accordingly your position, title, reporting, duties, compensation, work location, and other terms and conditions of your employment, including, without limitation, the terms set forth in the attached letter and this Exhibit I (other than the employment at-will policy), may be changed at any time, from time to time, in Eclipsys’ sole discretion, with or without cause or notice.

Arbitration:  Eclipsys’ goal is to quickly resolve any disputes that may arise with its employees.  Therefore, you and Eclipsys (including its successors, assigns and affiliates) agree that, except as set forth in the Proprietary Interest Protection Agreement, any disputes, disagreements, claims or controversies which relate in any manner to your employment with Eclipsys or the termination thereof, including claims of wrongful termination, breach of contract, public policy violation, harassment, discrimination, defamation, fraud, infliction of emotional distress or other claims under federal, state or local law (excluding unemployment and workers' compensation claims and other claims deemed by a court of competent jurisdiction not to be subject to mandatory arbitration), shall be resolved exclusively by final and binding arbitration before a single arbitrator in accordance with the then existing Rules and Regulations of the American Arbitration Association.  The parties shall pay their own costs of arbitration; provided, however, Eclipsys shall pay such costs of arbitration to the extent it is required to do so to make this agreement enforceable.  All claims shall be governed by the applicable federal and state statutes of limitations.  The parties shall be entitled to conduct adequate discovery and to obtain all remedies available to the parties as if the matter had been tried in court (including, without limitation, the award of attorneys’ fees to the prevailing party if authorized by statute).  The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator's decision is based.  The decision of the arbitrator shall be final and binding on all parties (and shall be subject to judicial review as required by law), and may be entered as a judgment by either you or Eclipsys with any federal or state court of competent jurisdiction.

I acknowledge receipt of a copy of this Exhibit I setting forth terms that govern my employment with Eclipsys Corporation or any of its subsidiaries.

/s/ Joseph C. Petro
_______________________
(Signature)

Addendum 1 to Exhibit 1 – Incentive Opportunities

Incentive Opportunities: Any target bonus that may be identified for you is not a guarantee that you will receive that amount or any particular amount, and except as specifically set forth in your offer letter, no bonuses are guaranteed.  The actual incentive amount payable to you will be a function of various factors, including Eclipsys’ performance, individual and/or team performance, and the ultimate decision by Eclipsys’ Board of Directors regarding payment of year-end incentives.  In general, to be eligible to participate in the incentive program for a calendar year, you must be employed on or before October 1 of the plan year, and you must be employed in good standing with Eclipsys and not in violation of any Eclipsys policy or any legal or contractual duty to Eclipsys at the time incentive compensation payments for that year are generally made.

Eclipsys’ Management and Board of Directors will determine the specific features of each year's incentive program at their discretion.  Different employees may have different incentive programs, depending upon employment level, responsibilities, and other factors.  Incentive programs may change from year to year, and within any year.  For some years there may be no incentive program, and except as specifically set forth in your offer letter, no incentive or bonus payments are guaranteed.  Additional information about Eclipsys’ annual incentive program is maintained on Eclipsys’ internal employee web site, and is also available upon request from Eclipsys’ HR department.

I acknowledge receipt of a copy of this Addendum 1 to Exhibit I setting forth terms that govern my eligibility for incentive compensation from Eclipsys Corporation or any of its subsidiaries.

/s/ Joseph C. Petro
_______________________
(Signature)

Addendum 2 to Exhibit 1 – Equity Awards

Stock Options:  In connection with your employment, Eclipsys may issue to you non-qualified options to purchase shares of Eclipsys common stock.  Eclipsys generally grants stock options on pre-established grant dates, and new-hire stock options are generally granted on the scheduled grant date next following commencement of employment. Stock options will have an exercise price equal to the fair market value of Eclipsys’ common stock on the date of grant, and will vest and become exercisable, contingent upon your continued employment, as described in the applicable notice of grant.  Performance-related conditions to vesting may be imposed in connection with any grant.  Additional stock options may be granted to you in Eclipsys’ discretion, but no additional options are promised.  The form of Notice of Grant for your initial stock option is set forth below in this Addendum 2.

Restricted Stock: In connection with your employment, Eclipsys may grant you the right to purchase shares of Eclipsys common stock that are “restricted” and therefore may not be transferred until vested.  In order to purchase any restricted stock, you must be party to a restricted stock agreement in form specified by Eclipsys.  Shares of restricted stock will vest and become exercisable, contingent upon your continued employment, as described in the applicable notice of grant.  Performance-related conditions to vesting may be imposed in connection with any restricted stock.  Additional restricted stock may be granted to you in Eclipsys’ discretion, but no additional stock is promised.  The form of Restricted Stock Agreement and Notice of Grant for your initial restricted stock is set forth below in this Addendum 2

All equity awards granted to you are governed by Eclipsys’ Stock Incentive Plan (or its successor or replacement plan) and any terms or conditions imposed by Eclipsys in connection with the equity awards, and by your acceptance of equity awards you agree that such awards, and your rights and obligations thereunder, will be governed thereby.  No representations or promises are made to you regarding the grant date or exercise price of your stock options, the value of Eclipsys stock or options, or Eclipsys’ business prospects.  A notice of grant, a copy of the option plan, and a prospectus will be made available to you in connection with each equity award.  Additional information about investment in Eclipsys stock, including financial information and related risks, is contained in Eclipsys’ SEC reports on Form 10-Q and Form 10-K.  The equity plan and prospectus and Eclipsys’ recent SEC reports are available from Eclipsys’ HR department or through your recruiter for your review at any time before you accept your employment offer or at any time during your employment. In addition, after commencement of your employment, these documents will be available for your review on Eclipsys’ internal employee web site.  Eclipsys does not provide tax advice and recommends that you consult with a tax specialist if you have any tax related questions about any payments or other compensation described in this letter.

If you violate legal or contractual obligations to the Company, the Company may be entitled, in addition to any other available remedies, to cancel equity awards made to you, require you to return to the Company any shares you obtained through equity awards, or pay to the Company any gross income you received upon sale of such shares.  The Company may confirm these terms in the notice of grant documenting an equity award to you, and/or by separate agreement that you may be required to sign as a condition to receipt of any equity award.

I acknowledge receipt of a copy of this Addendum 2 to Exhibit I setting forth terms that govern my receipt of any equity awards in connection with my employment with Eclipsys Corporation or any of its subsidiaries.

/s/ Joseph C. Petro
_______________________
(Signature)

Addendum 2, continued
Form of Notice of Grant for initial stock option

Notice of Grant of Stock Option	Eclipsys Corporation ID: 65-0632092
«Name» «StreetAddress» «CityStateZip»	Option Number: «OptionNumber» Plan: 2005 Stock Incentive Plan Employee ID: «IDNumber»
Effective ___________ (the “Grant Date”), you have been granted a non-statutory option to buy «TotalShares» shares of common stock of Eclipsys Corporation (the "Company") at an exercise price of $_________ per share.  This option vests and becomes exercisable (i) with respect to 20% of the underlying shares on the first day of the calendar month immediately following the first anniversary of the Grant Date (the “First Vesting Date”); and (ii) with respect to the remaining 80% of the underlying shares in 48 equal consecutive monthly installments on the first day of each calendar month following the First Vesting Date, provided that vesting will not occur if you are not employed with the Company (as defined in the Plan) on the scheduled vesting date.  This option will terminate ten years after the grant date if not earlier terminated or exercised.
The option is granted under and governed by the terms and conditions of this notice, the Company's 2005 Stock Incentive Plan (the “Plan”), and any other applicable written agreement between you and the Company.  By your acceptance of this option, and also by its exercise, you agree to such terms and conditions and confirm that your receipt and exercise of this option is voluntary.

Except as otherwise provided in the Plan or a separate written agreement between you and the Company signed by an executive officer of the Company, (i) no vesting will occur before the First Vesting Date, vesting of the option will occur only on scheduled vesting dates, without any ratable vesting for periods of time between vesting dates, and any termination of your employment for any reason or no reason (unless you are then or are becoming a member of the Board of Directors of the Company) will result in cessation of vesting and lapse of the option to the extent not yet vested at the time of termination; (ii) vested options may be exercised only for a period of 90 days following termination of your employment (or 365 days following termination if your employment ends as a result of death); and (iii) notwithstanding the foregoing, vesting will be suspended during the portion of any leave of absence (LOA) you have in excess of 180 days, and if you return to work following such a LOA, any scheduled vesting dates that passed during the suspension of vesting will be added to the end of the original vesting schedule, with vesting on each such additional vesting date in the amount of shares not vested on the corresponding vesting date during the period of the suspension, contingent upon your continue employment.

As a condition to vesting and exercise of this option, you must enter into the Eclipsys Proprietary Interest Protection Agreement, in the standard form generally used for all new employees.  If you breach in any material respect the Proprietary Interest Protection Agreement between you and the Company, or any other contract between you and the Company, or your common law duty of confidentiality or trade secret protection, and you fail to cure that breach in full within ten days of notice and demand for cure by the Company, then such breach shall entitle the Company, in its discretion and in addition to any other legal or equitable remedies available to it, to do any or all of the following: (1) cancel and terminate as of the date of such breach any unvested and/or unexercised portion of this stock option; (2) require you to disgorge to the Company the net income you earned from any shares received by you upon exercise of this option that you transferred at any time from 12 months before such breach until 30 days after the Company learned of such breach, and for this purpose net income means the sales price less the exercise price less applicable income taxes you paid in connection with such shares; (3) require you to tender back to the Company any share of Company stock you own that you acquired upon the exercise of this stock option at a price equal to the exercise price you paid for such share; and/or (4)  obtain injunctive relief or other similar remedy in any court with appropriate jurisdiction in order to specifically enforce the provisions hereof.  The Company may suspend any exercise of this option pending cure of any such breach.

Unless otherwise permitted by the Company’s Board of Directors, you must pay the exercise price and meet any tax obligations in cash.  The option expires on the tenth anniversary of the Grant Date or such earlier date as the Plan provides.

For purposes of this option, the definition of “Good Reason” under the Plan shall be as follows, notwithstanding any Plan provision to the contrary:  “Good Reason” shall mean any significant diminution in the Participant’s responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any reduction in the annual cash compensation (base salary plus target bonus) payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be.

The Prospectus for the Plan, the Plan document, the Company’s Annual Report on Form 10-K, and other filings made by the Company with the Securities and Exchange Commission are available for your review on the Company’s internal employee web site.  You may also obtain paper copies of these documents upon request to the Company’s HR department.

No representations or promises are made regarding the duration of your employment or service, vesting of the option, the value of the Company's stock or this option, or the Company's prospects.  The Company provides no advice regarding tax consequences or your handling of this option; you agree to rely only upon your own personal advisors.

ECLIPSYS CORPORATION By: Name Title

Addendum 2, continued
Form of Restricted Stock Agreement

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is made as of _____________ by Eclipsys Corporation, a Delaware corporation ("Eclipsys") and ____________________ ("Recipient") to govern awards of restricted stock by Eclipsys to Recipient made from time to time pursuant to Grant Notices (as defined below) that reference this Agreement as governing the awards reflected therein.

1.           Grants of Restricted Stock.  From time to time in its discretion, Eclipsys may grant and issue to Recipient shares of Eclipsys's common stock that are subject to the restrictions described in, and other provisions of, this Agreement (the "Restricted Stock").  No grants of Restricted Stock are promised by this Agreement.  Each grant of Restricted Stock will be documented by a written notice delivered by Eclipsys to Recipient (a “Grant Notice”) stating: (i) that the Restricted Stock described therein is subject to this Agreement, (ii) the number of shares of Restricted Stock subject to the grant, (iii) the schedule and any other conditions for vesting of the Restricted Stock, and (iv) such other terms and conditions applicable to the Restricted Stock as Eclipsys may determine.  As a condition to each grant of Restricted Stock, Recipient is required to pay to Eclipsys $.01 by cash or check for each share of Restricted Stock (the "Acquisition Consideration").

2.           Governing Plan.  The Restricted Stock shall be granted pursuant to and (except as specifically set forth herein or in another written agreement between Eclipsys and Recipient) subject in all respects to the applicable provisions of the Eclipsys Corporation 2005 Stock Incentive Plan or its successor plan (the "Plan"), which are incorporated herein by reference.  Terms not otherwise defined in this Agreement have the meanings ascribed to them in the Plan.

3.           Restrictions on the Restricted Stock.

(a)           Limitation on Transfer.  The Restricted Stock (including any shares received by Recipient with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization or a similar transaction affecting Eclipsys's securities without receipt of consideration) may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered unless and until the conditions to vesting set forth in the Grant Notice are met and any additional requirements or restrictions contained in this Agreement, the Grant Notice or the Plan have been satisfied, terminated or expressly waived by Eclipsys in writing.  However, this will not prohibit nominal transfers of Restricted Stock for estate planning purposes that do not effect a change in beneficial ownership, if the transferee agrees in writing to the terms of this Agreement.  Satisfaction of the conditions to vesting set forth in the Grant Notice and any additional requirements or restrictions contained in this Agreement, and the resulting removal of the restrictions imposed hereunder from particular shares of Restricted Stock, is also referred to as “vesting” of those shares and shares from which the restrictions have been removed are referred to as “vested.”

(b)           Cancellation of Restricted Stock.  Notwithstanding Section 3(a), but subject to the Plan, any applicable Grant Notice, and any other separate written agreement between Eclipsys and Recipient, if any Cancellation Event occurs, then (i) vesting of any shares of Restricted Stock originally scheduled to vest after the time that Cancellation Event occurred will cease; (ii) any grant insofar as it relates to Restricted Stock that has not yet vested will be cancelled; (iii) unvested Restricted Stock will be forfeited to Eclipsys and all rights of Recipient as a stockholder of such shares will cease; (iv) Eclipsys shall be obligated to pay to Recipient, by cash or equivalent or by cancellation of amounts owed by Recipient to Eclipsys or any Affiliate, the Acquisition Consideration per share previously received from Recipient in respect of all shares of Restricted Stock that are forfeited to Eclipsys; and (v) Recipient shall have no rights to or in respect of shares of Restricted Stock that are forfeited to Eclipsys except the right to receive the Acquisition Consideration in respect thereof.  In case of a Cancellation Event, any partially vested share will be rounded up to the nearest whole share for purposes of determining the number of shares that are forfeited to Eclipsys.  For these purposes, if Recipient is an employee of Eclipsys or any of its present or future parent or subsidiary corporations (each an “Affiliate”) as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”), a “Cancellation Event” means, and shall be deemed to occur upon, the cessation of Recipient’s employment with Eclipsys or any of its Affiliates or its successor (other than in situations in which the Recipient is or is becoming a member of the Board of Directors of Eclipsys) for any reason, including without limitation resignation by Recipient with or without good reason, or termination of employment by Eclipsys or any Affiliate or its successor with or without cause .  If Recipient is a member of the Board of Directors of Eclipsys, a Cancellation Event means, and shall be deemed to occur upon, cessation of Recipient’s service as a director of Eclipsys, unless at the time of such cessation Recipient is then an employee of Eclipsys or any of its Affiliates, in which case Recipient shall thereafter be treated as an employee for these purposes.

4.           Voting and Other Rights.  During the period prior to vesting, except as otherwise provided herein, Recipient will have all of the rights of a stockholder with respect to all of the Restricted Stock, including without limitation the right to vote such Restricted Stock and the right to receive all dividends or other distributions with respect to such Restricted Stock.  In connection with the payment of such dividends or other distributions, Eclipsys will be entitled to deduct from any amounts otherwise payable by Eclipsys to Recipient (including without limitation salary or other compensation), except to the extent prohibited by applicable law or regulation, any taxes or other amounts required by any governmental authority to be withheld and paid over or deposited to such authority for Recipient's account.

5.           Handling of Shares.

(a)           Certificates or Book Entries.  Eclipsys may in its discretion issue physical certificates representing Restricted Stock, or cause the Restricted Stock to be recorded in book entry form and reflected in records maintained by or for Eclipsys.  Each certificate or data base entry representing any unvested portion of any Restricted Stock may be endorsed with a legend substantially as set forth below, as well as such other legends as Eclipsys may deem appropriate to comply with applicable laws and regulations:

The securities evidenced by this certificate are subject to certain limitations on transfer and other restrictions as set forth in that certain Restricted Stock Agreement, dated as of _______________, between Eclipsys and the holder of such securities, the Eclipsys Corporation 2005 Stock Incentive Plan (copies of which are available for inspection at the offices of Eclipsys), and the notice of grant applicable to the securities.

(b)           Escrow.  With respect to each unvested share of Restricted Stock (including any shares received by Recipient with respect to shares of Restricted Stock that have not yet vested as a result of stock dividends, stock splits or any other form of recapitalization or a similar transaction affecting Eclipsys's securities without receipt of consideration), the Secretary of Eclipsys, or such other escrow holder as the Secretary may appoint, will retain physical custody of any certificate representing such share until such share vests.

(c)  Delivery of Certificates.  As soon as practicable after the vesting of any Restricted Stock and upon request by Recipient, but subject to Section 5(d), Eclipsys will deliver to Recipient or Recipient’s designee a certificate(s) free of restrictive legends representing such vested Restricted Stock, or cause appropriate book entry or other electronic changes to be made to reflect Recipient’s ownership of such vested Restricted Stock free of restrictions, in any case net of the number of shares withheld by Eclipsys in payment of tax pursuant to Section 6(a).

(d)           Conditions to Vesting.  At the time for vesting of any shares of Restricted Stock, and as a condition to vesting, Recipient must, if requested by Eclipsys, make appropriate representations in a form satisfactory to Eclipsys that such Restricted Stock will not be sold other than (A) pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements of such Act; (B) in compliance with all applicable state securities laws and regulations; and (C) in compliance with all terms and conditions of the Plan, the applicable Grant Notice, any applicable policy of Eclipsys or any of its Affiliates, and any other written agreement between Recipient and Eclipsys or any of its Affiliates.

6.           Tax Matters.

(a)           Recipient’s Tax Obligations.  The vesting of Restricted Stock generally results in taxable income for employees and is subject to appropriate income tax withholding, deposits, or other deductions required by applicable laws or regulations.  Subject to any separate written agreement between Recipient and Eclipsys, Recipient and Recipient’s successors will be responsible for all income and other taxes payable as a result of grant or vesting of Restricted Stock or otherwise in connection with this Agreement.  All obligations of Eclipsys or its Affiliates to pay tax deposits to any federal, state or other taxing authority as a result of grant or vesting of Restricted Stock will result in a commensurate obligation of Recipient to reimburse Eclipsys or its Affiliate the amount of such tax deposits.  Such obligation of Recipient shall, unless otherwise specified in the applicable Grant Notice or in a separate written agreement between Eclipsys and Recipient, be satisfied by the Recipient forfeiting and Eclipsys  deducting and retaining from the shares vesting at any particular time that number of shares with a value equal to the amount of the required minimum tax withholdings that Eclipsys or its Affiliate is required to pay as a result of such vesting, with such value measured by the same value per share used by Eclipsys or its Affiliate to determine its tax deposit obligation and based on the minimum statutory withholding rates for federal and state income and payroll tax purposes that are applicable to supplemental wages.  If Eclipsys or its Affiliate is required to pay additional tax deposits after the initial issuance to Recipient of the net number of vested shares, Eclipsys or its Affiliate may require Recipient to make up the difference in cash.  If the tax deposits paid are less than Recipient’s tax obligations, Recipient is solely responsible for any additional taxes due.  If Eclipsys or its Affiliate pays tax deposits in excess of Recipient’s tax obligations, Recipient’s sole recourse will be against the relevant taxing authorities, and Eclipsys and its Affiliates will have no obligation to issue additional shares or pay cash to Recipient in respect thereof.  Recipient is responsible for determining Recipient’s actual income tax liabilities and making appropriate payments to the relevant taxing authorities to fulfill Recipient’s tax obligations and avoid interest and penalties.

(b)           Section 83(b) Election.  Recipient understands that Recipient may make an election pursuant to Section 83(b) of the Code (by filing an election with the Internal Revenue Service within thirty (30) days after the date Recipient acquired the Restricted Stock) to include in Recipient's gross income the fair market value (as of the date of acquisition) of the Restricted Stock.  Recipient may make such an election under Section 83(b), or comparable provisions of any state tax law, only if, prior to making any such election, Recipient (a) notifies Eclipsys of Recipient's intention to make such election, by delivering to Eclipsys a copy of the fully-executed Section 83(b) Election Form attached hereto as Exhibit A, and (b) pays to Eclipsys an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld or paid over to such authority for Recipient's account, or otherwise makes arrangements satisfactory to Eclipsys for the payment of such amounts through withholding or otherwise.  Recipient understands that if Recipient has not made a proper and timely Section 83(b) election, at the time the forfeiture restrictions applicable to the Restricted Stock lapse, Section 83 will generally provide that Recipient will recognize ordinary income and be taxed in an amount equal to the fair market value (as of the date the forfeiture restrictions lapse) of the Restricted Stock less the Acquisition Consideration paid for the Restricted Stock.  For this purpose, the term "forfeiture restrictions" includes the right of Eclipsys to acquire the Restricted Stock pursuant to its rights under Section 3 of this Agreement.  Recipient acknowledges that it is Recipient's sole responsibility, and not the responsibility of Eclipsys or any of its Affiliates, to file a timely election under Section 83(b), even if Recipient requests Eclipsys or its representative to make this filing on Recipient's behalf.  Recipient is relying solely on Recipient's advisors with respect to the decision as to whether or not to file a Section 83(b) election.

7.           Additional Agreements

(a)           Independent Advice; No Representations.  Recipient acknowledges that (i) Recipient was and is free to use professional advisors of Recipient’s choice in connection with this Agreement and any grant of Restricted Stock, that Recipient understands this Agreement and the meaning and consequences of receiving grants of Restricted Stock, and is entering into this Agreement freely and without coercion or duress; and (ii) Recipient has not received and is not relying, and will not rely, upon any advice, representations or assurances made by or on behalf of Eclipsys or any Affiliate or any employee of or counsel to Eclipsys or any Affiliate regarding any tax or other effects or implications of the Restricted Stock or other matters contemplated by this Agreement or any Grant Notice.

(b)           Value of Restricted Stock.  No representations or promises are made to Recipient regarding the value of the Restricted Stock or the business prospects of Eclipsys or any Affiliate.  Recipient acknowledges that information about investment in Eclipsys stock, including financial information and related risks, is contained in Eclipsys’s SEC reports on Form 10-Q and Form 10-K, which have been made available from Eclipsys’s Human Resources department and/or on Eclipsys’s internal web site for Recipient’s review at any time before Recipient’s acceptance of this Agreement or at any time during Recipient’s employment or service. Further, Recipient understands that Eclipsys and its Affiliates and their respective employees, counsel and other representatives do not provide tax or investment advice and acknowledges Eclipsys’s recommendation that Recipient consult with independent specialists regarding such matters.  Sale or other transfer of Eclipsys stock may be limited by and subject to policies of Eclipsys or its Affiliates as well as applicable securities laws and regulations.

(c)           Merger, Consolidation or Reorganization.  In the event of a Reorganization of Eclipsys in which holders of shares of Common Stock of Eclipsys are entitled to receive in respect of such shares any additional shares or new or different shares or securities, cash or other consideration (including, without limitation, a different number of shares of Common Stock) ("Exchange Consideration"), then Recipient will be entitled to receive a proportionate share of the Exchange Consideration in exchange for any Restricted Stock that is then still owned by Recipient and not cancelled; provided that, subject to any Grant Notice or other separate written agreement between Eclipsys and Recipient, any Exchange Consideration issued to Recipient in respect of unvested Restricted Stock will be subject to the same restrictions and vesting provisions that were applicable to the Restricted Stock in exchange for which the Exchange Consideration was issued.

(d)           No Right to Continued Employment or Service; No Positive Inference.  Neither this Agreement nor any grant of Restricted Stock confers upon Recipient any right to continue as an employee, director or consultant of, or in any other relationship with, Eclipsys or its Affiliates, or to any particular employment or service tenure or minimum vesting of Restricted Stock, or limits in any way the right of Eclipsys or its Affiliates to terminate Recipient's services to Eclipsys or any of its Affiliates at any time, with or without cause.  Restricted Stock is to motivate and reward future performance, and no grant of Restricted Stock will be interpreted as a reward for past performance that dictates vesting in advance of the vesting schedule specified in the applicable Grant Notice, or an indication that the Recipient has performed well or is entitled to any particular employment or service tenure.

(e)           Remedy for Breach of Legal Obligations.  As a condition to vesting of any Restricted Stock, Recipient must enter into the Eclipsys Proprietary Interest Protection Agreement, in the standard form generally used for all new employees.  If Recipient breaches in any material respect the Proprietary Interest Protection Agreement between Recipient and the Company, or any other contract between Recipient and the Company, or Recipient’s common law duty of confidentiality or trade secret protection, and Recipient fails to cure that breach in full within ten days of notice and demand for cure by the Company, then such breach shall entitle the Company, in its discretion and in addition to any other legal or equitable remedies available to it, to do any or all of the following:

(1) repurchase from Recipient any shares of Restricted Stock still owned by Recipient, whether or not vested, at the Acquisition Consideration, whereupon any rights of Recipient to such repurchased shares of Restricted Stock will cease;

(2) require Recipient to disgorge to the Company the gross income Recipient earned (i.e. sales price less Acquisition Consideration) upon transfer by Recipient, at any time from 12 months before such breach until 12 months after the Company learned of such breach, of any shares of Restricted Stock; and/or

(3) obtain injunctive relief or other similar remedy in any court with appropriate jurisdiction in order to specifically enforce the provisions hereof.

The Company may suspend any vesting or transfer of Restricted Stock pending cure of any such breach.

8.           General.

(a)           Successors and Assigns.  This Agreement is personal in its nature and Recipient may not assign or transfer Recipient’s rights under this Agreement, except as specifically provided herein or permitted by Eclipsys in writing.

(b)           Notices.  Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested.  If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service.  If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To Eclipsys:                        Eclipsys, Inc.
1750 Clint Moore Road
Boca Raton, Florida 33487
Attention:  General Counsel

To Recipient:                      At Recipient’s address of record as maintained in Eclipsys’s employment files

Any party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this paragraph.

(c)           Entire Agreement. Except as this Agreement and/or another written agreement between Eclipsys and Recipient may expressly provide otherwise, this Agreement, the Plan, and any Grant Notices constitute the entire agreement and understanding of Eclipsys (together with its Affiliates) and Recipient with respect to Restricted Stock, and supersede all prior written or verbal agreements and understandings between Recipient and Eclipsys (together with its Affiliates) relating to such subject matter.  Recipient has not received and is not relying upon, and will not rely upon, any representations by any employee of or counsel to or other representative of Eclipsys or any of its Affiliates in connection with this Agreement or any grant of Restricted Stock hereunder.  This Agreement may only be amended by written instrument signed by Recipient and an authorized officer of Eclipsys.

(d)           Governing Law; Severability. This Agreement will be construed and interpreted under the laws of the State of Delaware applicable to agreements executed and to be wholly performed within the State of Delaware. If any provision of this Agreement as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.  If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

(e)           Remedies.  All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other.  A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

(f)           Arbitration. Any and all disputes and claims between Recipient and Eclipsys that arise out of this Agreement shall be resolved through final and binding arbitration.  Any claim under this Agreement must be commenced by a claimant within 365 days of the date on which the cause of action accrues (unless a contractual limitation on duration of claims is impermissible or a longer period of time is required by law, in which case the end of the minimum required period will be the deadline for commencing claims), or it will be deemed waived.  Binding arbitration will be conducted in Atlanta, Georgia in accordance with the rules and regulations of the American Arbitration Association.  Recipient understands and agrees that the arbitration shall be instead of any civil litigation and that this means that Recipient is waiving Recipient’s right to a jury trial as to such claims.  The parties further understand and agree that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction.  If and to the extent necessary to make this arbitration provision enforceable, Eclipsys shall pay the arbitrator’s compensation and any fees for the arbitration, unless the arbitrator directs otherwise in the award, or unless the law where the arbitration occurs provides otherwise.

(g)           Interpretation. Headings herein are for convenience of reference only, do not constitute a part of this Agreement, and will not affect the meaning or interpretation of this Agreement.  References herein to Sections are references to the referenced Section hereof, unless otherwise specified.

(h)           Waivers; Amendments.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any later breach of that provision.  This Agreement may be modified only by written agreement signed by Recipient and Eclipsys.

(i)           Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.  Facsimile or photographic copies of originally signed copies of this Agreement will be deemed to be originals.

ECLIPSYS CORPORATION By: Name: Title:

EXHIBIT A
to Restricted Stock Agreement

ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY
IN GROSS INCOME IN YEAR OF TRANSFER
INTERNAL REVENUE CODE § 83(b)

The undersigned hereby elects pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below, and supplies the following information in accordance with the regulations promulgated thereunder:

1.           Name, address and taxpayer identification number of the undersigned:

Taxpayer I.D. No.:

2.           Description of property with respect to which the election is being made:
____________ shares of Common Stock of Eclipsys Corporation, a Delaware corporation (the "Company")

3.           Date on which property was transferred:  __________

4.           Taxable year to which this election relates:  ________

5.           Nature of the restrictions to which the property is subject:
If the taxpayer's service to the Company terminates for any reason before the Common Stock vests, the Company will repurchase the Common Stock from the taxpayer at $.01 per share.  The Common Stock vests according to the following schedule:  _____________________

The Common Stock is non-transferable in the taxpayer's hands, by virtue of language to that effect stamped on the stock certificate.

6.           Fair market value of the property:
The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions that by their terms will never lapse) of the property with respect to which this election is being made is $_________ per share.

7.           Amount paid for the property:
The amount paid by the taxpayer for said property is $.01 per share.

8.           Furnishing statement to employer:
A copy of this statement has been furnished to _______________

Date:                                ________________________________
Signature

Printed Name

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her Federal income tax returns and must be made within thirty (30) days after receipt of the Restricted Stock.  This filing should be made by registered or certified mail, return receipt requested.  The taxpayer must retain two (2) copies of the completed form, one for filing with his or her Federal and state tax returns for the current tax year and an additional copy for his or her records.

Addendum 2, continued
Form of Notice of Grant for Restricted Stock

Notice of Grant of Restricted Stock Employee	Eclipsys Corporation ID: 65-0632092
[name of recipient] [address of recipient]	Grant Number: Plan: 2005 Stock Incentive Plan Employee ID:

Effective ___________ (the “Grant Date”), you have been granted the right to purchase, at a price of $0.01 per share, [No. of shares] shares (the “Shares”) of common stock of Eclipsys Corporation (the "Company").  You must pay the aggregate purchase price for the Shares to the Company by cash, check or other method acceptable to the Company within 30 days of the date of this Notice or the Company may cancel the grant.
This notice is a “Grant Notice” as described in the Restricted Stock Agreement between you and the Company (the “Agreement”).  This grant is made under, and this grant and the Shares are subject to and governed by the terms and conditions of, this notice, the Agreement including the restrictions on transfer set forth therein, the Company's 2005 Stock Incentive Plan (the “Plan”), and any other applicable written agreement between you and the Company.  By your acceptance and payment for the Shares, you agree to such terms and conditions and confirm that your receipt of and payment for the Shares is voluntary.

For purposes of this Notice, (i) “Vesting Date” means each June 1 and December 1; and (ii) a complete calendar month will begin on the first day of each calendar month and end on the last day of that calendar month.  Subject to the Agreement, on the Vesting Date that is on or immediately following the first anniversary of the Grant Date (the “First Vesting Date”), there shall vest a number of the Shares equal to the sum of (A) 20% of the total number of Shares and (B) a number of Shares equal to the product of 1.667% of the total number of Shares and the number of complete calendar months, if any, elapsed during the period beginning on the first anniversary of the Grant Date and ending on the First Vesting Date.  On each of the eight Vesting Dates next succeeding the First Vesting Date, there shall vest an additional number of Shares equal to 10% of the total number of Shares, except that the number of Shares vesting on the last of such eight succeeding Vesting Dates will be less than 10% of the total number of Shares if and to the extent that the number of Shares Vesting on the First Vesting Date exceeded 20% of the total number of Shares.

Unless otherwise provided in the Agreement or in another written agreement between you and the Company, (i) no Shares will vest before the First Vesting Date; (ii) vesting of Shares will occur only on Vesting Dates, without any ratable vesting for periods of time between Vesting Dates; (iii) any termination of your employment for any reason or no reason will result in cessation of vesting, cancellation of this grant, and forfeiture to the Company of any Shares not vested at the time your employment terminates (unless you are then or are becoming a member of the Board of Directors of the Company); and (iv) notwithstanding the foregoing, vesting will be suspended during the portion of any leave of absence (LOA) you have in excess of 180 days, and if you return to work following such a LOA, any Vesting Dates that passed during the suspension of vesting will be added to the end of the original vesting schedule, with vesting on each such additional Vesting Date in the amount of shares not vested on the corresponding Vesting Date during the period of the suspension, contingent upon your continued employment.

As a condition to vesting of any Shares, you must enter into the Eclipsys Proprietary Interest Protection Agreement, in the standard form generally used for all new employees.  If you breach in any material respect the Proprietary Interest Protection Agreement between you and the Company, or any other contract between you and the Company, or your common law duty of confidentiality or trade secret protection, and you fail to cure that breach in full within ten days of notice and demand for cure by the Company, then such breach shall entitle the Company, in its discretion and in addition to any other legal or equitable remedies available to it, to do any or all of the following: (1) repurchase from you any shares of Restricted Stock still owned by you, whether or not vested, at the price of $.01 per share, whereupon any rights you might otherwise have to such repurchased shares of Restricted Stock will cease; (2) require you to disgorge to the Company the income you earned from any Restricted Stock that you transferred at any time from 12 months before such breach until 30 days after the Company learned of such breach, and for this purpose net income means the sales price less $.01 per share less applicable income taxes you paid in connection with such shares; and/or (3) obtain injunctive relief or other similar remedy in any court with appropriate jurisdiction in order to specifically enforce the provisions hereof.  The Company may suspend any vesting or transfer of Restricted Stock pending cure of any such breach.

For purposes of this grant and the Shares, the definition of “Good Reason” under the Plan shall be as follows, notwithstanding any Plan provision to the contrary:  “Good Reason” shall mean any significant diminution in the Participant’s responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any reduction in the annual cash compensation (base salary plus target bonus) payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be.

The Prospectus for the Plan, the Plan document and the Company’s Annual Report on Form 10-K, and other filings made by the Company with the Securities and Exchange Commission are available for your review on the Company’s internal employee web site.  You may also obtain paper copies of these documents upon request to the Company’s HR department.

No representations or promises are made regarding the duration of your employment or service, vesting of the Shares, the value of the Company's stock or this grant, or the Company's prospects.  The Company provides no advice regarding tax consequences or your handling of the Shares; you agree to rely only upon your own personal advisors.

ECLIPSYS CORPORATION By: Name & Title

EXHIBIT II
To Joe Petro Offer Letter
Eclipsys Corporation
Termination for “Cause” Definition

For purposes of this offer letter, a termination of your employment by Eclipsys for “Cause” shall be limited to:

1.	Your conviction of or plea of guilty or nolo contendere to a felony under the laws of the United States or any state thereof or any other jurisdiction in which Eclipsys conducts business;

2.	Your willful misconduct or gross negligence in the performance of your duties that causes material harm to Eclipsys;

3.	Your willful and continued failure to follow the reasonable and lawful instructions of Eclipsys’ CEO or, if applicable, another executive officer of Eclipsys to whom you report;

4.	Your willful and continued neglect of duties (other than any such neglect resulting from incapacity of you due to physical or mental illness); or

5.	A material breach by you of this offer letter or any legal or contractual obligation to Eclipsys;

provided, however, that Cause shall arise under items (2), (3), (4) or (5) only following thirty (30) days written notice thereof from Eclipsys which specifically identifies such misconduct, failure, neglect or breach and only if you continue to engage in or fail to cure such misconduct, failure, neglect or breach during such notice period. A termination by Eclipsys after cure shall not be a termination for Cause. A failure of Eclipsys to notify you after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or similar event) from constituting Cause.

EXHIBIT III
To Joe Petro Offer Letter
Eclipsys Corporation
Form of Release

RELEASE

This Release (this “Release”) is entered into as of _______________, by Joe Petro (“Employee”) in favor of Eclipsys Corporation (the “Company”) and certain other parties as set forth herein.

Contingent upon Employee’s execution and delivery to the Company of this Release, and the effectiveness of this Release following the lapse without revocation of any revocation period, the Company is obligated pursuant to the Employee’s offer letter from the Company dated ______, 2007 (the “Offer Letter”) to provide to Employee 26 weeks’ notice prior to termination of Employee’s employment without Cause (the “Notice Benefit”).  In consideration of Employee’s right to receive such notice, Employee hereby agrees as follows:

1.           Termination Date. The effective date of Employee’s termination of employment with the Company is ________________.

2.           Release.

(a)  Release.  As of the Effective Date (as defined below), Employee, for Employee and Employee’s assigns, heirs, executors, successors and administrators, hereby fully and unconditionally releases the Company, its subsidiaries and other affiliates, their respective successors, and the officers, directors, employees, stockholders, attorneys and agents of each of them (the “Released Parties”), from any and all claims, causes of action, rights, agreements, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or unliquidated, arising out of, relating to or in any way connected with Employee’s employment with or separation from the Company (the “Released Matters”).  Subject to Section 2(b), the Released Matters include, but are not limited to, claims for wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, tort, intentional or negligent infliction of emotional distress, defamation, invasion of privacy, fraud, negligent misrepresentation, violation of or rights under local, state or federal law, ordinance or regulation (including but not limited to those arising under the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers Benefit Protection Act), all common law claims, and all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to non-vested stock or non-vested stock options.  Employee understands that this Release is a general release, and that references to specific claims arising out of or related to Employee’s employment with the Company are not intended to limit the universe of claims released herein.  Employee acknowledges and agrees that the releases made herein constitute final and complete releases of the Released Parties with respect to all Released Matters, and that by signing this Release, Employee is forever giving up the right to sue or attempt to recover money, damages or any other relief from the Released Parties for all claims Employee has or may have with respect to the Released Matters (even if any such claim is unforeseen as of the date hereof).  Employee expressly acknowledges that this Release is intended to include in its effect, without limitation, all Released Matters which Employee does not know or suspect to exist in his favor at the time of execution hereof, and that this Release contemplates the extinguishment of all such Released Matters.

(b)           Exceptions.  However, Released Matters do not include, and nothing in this Release waives or releases or prevents Employee from in any way pursuing any rights or claims Employee may have (i) to indemnity and defense from the Company pursuant to provisions of the Company’s charter documents, any contract of indemnity, or applicable law; (ii) to coverage under policies of insurance maintained by the Company (including without limitation insurance covering directors’ and officers’ liability, fiduciary liability, employment practices liability, general liability, and automobile damage and liability) according to the terms of such policies; (iii) to the Notice Benefit; (iv) to reimbursement of expenses properly incurred by Employee in the course of Employee’s service to the Company; (v) under plans or contracts governing equity awards made to Employee; (vi) as a former employee under the Company’s retirement and welfare plans under which Employee is a beneficiary or in which Employee is a participant, including without limitation the Company’s 401(k) plan and plans or policies or insurance providing for health care; (vi) as a stockholder of the Company; or (vii) to file an EEOC charge, or participate in an EEOC investigation.  Nothing in this Section 2(b) or any other provision of this Release limits Employee’s right to challenge the validity of this Release under the ADEA.  However, Employee waives all rights to recover money or other individual relief in connection with any such challenge or any administrative charge, whether filed by Employee, the Equal Employment Opportunity Commission, any other federal, state or local agency, or anyone else.

(c)  Waiver.  If Employee is employed or resides in California, or another state with law similar to California Civil Code Section 1542, Employee hereby waives his rights under such law.  California Civil Code Section 1542 provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Employee, being aware of Section 1542, hereby expressly waives any and all rights Employee may have thereunder as well as under any other statute or common law principles of similar effect under the laws of any state or the United States.

(d)  Reaffirmation.  Employee must reaffirm this Release as of his final day of employment, so that this Release has legal effect as of such date as well as of the original date hereof.

3.           No Claims.  Employee represents and warrants that Employee has not instituted any complaints, lawsuite or other proceedings against any Released Parties with any court or arbitration authority.  Employee further agrees that, except as permitted under Section 2(b) above or to the extent that applicable law prohibits such agreements, Employee will not, directly or indirectly, (i) file, bring, cause to be brought, join or participate in, or provide any assistance in connection with any complaint, lawsuit or other proceeding or action against any Released Parties at any time hereafter for any Released Matters, (ii) assist, encourage, or support employees or former employees or stockholders or former stockholders of the Company or any of its affiliates in connection with any lawsuit, claim or action they may initiate, unless compelled to testify by appropriate civil processes; or (iii) defend any action, proceeding or suit in whole or in part on the grounds that any or all of the terms or provisions of this Release are illegal, invalid, not binding, unenforceable or against public policy.  In addition, Employee will refrain from bringing or dismiss, as applicable, any claim against any third party if any Released Party would be required to defend or indemnify that third party in connection with such claim.  If any court assumes jurisdiction of any complaint, charge, or lawsuit against the Company or any Released Party, on Employee’s behalf, Employee agrees to immediately notify such court, in writing, of the existence of this Release, including providing a copy of it and to request, in writing, that such court dismiss the matter with prejudice.

4.           Business Expenses and Compensation.   Employee acknowledges that Employee has been reimbursed by the Company for all costs and business expenses incurred in conjunction with the performance of Employee’s employment and that no other reimbursements are owed to Employee, except for unreimbursed expenses properly incurred by Employee in the course of Employee’s service to the Company that Employee submits within 30 days after the date of this Release, which the Company will pay in accordance with its policies.   Employee further acknowledges and agrees that Employee has received all amounts the Company owes or is obligated to pay to Employee in respect of wages, salary, benefits and all other payment for all services rendered in conjunction with Employee’s employment by the Company, and that no other compensation is owed to Employee, other than the Notice Benefit.

5.           Additional Agreements

(a)           Return of Company Property.  Employee represents, warrants and covenants that Employee has not misappropriated any property of the Company or violated any contractual or legal obligation to the Company, and will not misappropriate any property of the Company or violate any contractual or legal obligation to the Company.  Employee shall immediately return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in Employee’s possession or control.  Employee confirms that Employee has left, and will continue to leave, intact all electronic Company documents, including but not limited to those Employee developed or helped develop during Employee’s employment.  Employee further confirms that Employee has cancelled or shall immediately cancel all accounts for Employee’s benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

(b)           Non-Disparagement.    Employee shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, or customer of the Company, or any other third party, regarding any Released Party.

(c)           Non-Disclosure and Non-Solicitation.  Employee acknowledges and reaffirms Employee’s obligation to keep confidential all non-public information concerning the Company which Employee acquired during the course of Employee’s employment with the Company.  Employee shall not violate Employee’s obligations under the Proprietary Interest Protection Agreement that Employee entered into in connection with his employment with the Company, which remains in full force and effect.

(d)           Assistance.  Employee shall (i) cooperate with and assist the Company in the orderly transition of Employee’s employment responsibilities, (ii) be available to provide information, advice and reasonable assistance (not to impair in any material respect his ability to focus on his other pursuits) to the Company regarding matters of which Employee has knowledge as a result of Employee’s prior employment by the Company and/or its subsidiaries and their predecessors, and (iii) consistent with applicable law, assist and cooperate in the investigation, prosecution or defense of any actual or threatened court action, arbitration or administrative proceeding involving any matter that arose, or relates to fact or circumstances occurring, during the period of Employee’s employment with the Company.

(e)           Remedy for Breach of Legal Obligations.  If Employee breaches in any material respect this Release or the Proprietary Interest Protection Agreement that Employee entered into in connection with his employment with the Company, or any other written agreement between Employee and the Company, and Employee fails to cure that breach in full within ten days of notice and demand for cure by the Company, then except to the extent prohibited by applicable law, such breach shall entitle the Company, in its discretion and in addition to any other legal or equitable remedies available to it, to do any or all of the following: (1) cancel and terminate Employee’s right to receive the Notice Benefit or any other severance benefit; and/or (2) obtain injunctive relief or other similar remedy in any court with appropriate jurisdiction in order to specifically enforce the provisions hereof.  Eclipsys may suspend any payments pursuant to the Notice Benefit pending cure of any such breach.  However, notwithstanding this Section 5(e), Employee will in any event be entitled to receive and retain a minimum of four weeks’ Notice Benefit as consideration for this Release.

6.           General

(a)           Amendment.  This Release is binding upon Employee and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by Employee and a duly authorized representative of Eclipsys.  This Release is binding upon Employee and Employee’s assigns, heirs, executors, successors and administrators, and shall inure to the benefit of all the Released Parties.

(b)           Waiver of Rights.   No delay or omission by the Company in exercising any right under this Release shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(c)           Severability. If any provision of this Release as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Release, or the enforceability or invalidity of the rest of this Release.  If any provision of this Release becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Release shall continue in full force and effect.

(d)           Nature of Agreement.  This Release is part of a severance arrangement and does not constitute an admission of liability or wrongdoing on the part of Employee, the Company or any other person.

(e)           Confidentiality.  The Company and Employee shall each keep the terms of this Release confidential, except to the extent that disclosure may be legally required or as required by Section 3 herein, and except that Employee may discuss the terms of this Release with Employee’s spouse and financial and legal advisors

(f)           Voluntary Assent.   Employee represents and agrees that Employee fully understands Employee’s right to discuss, and that the Company has advised Employee to discuss, all aspects of this Release with Employee’s private attorney, that Employee has carefully read and fully understands all the provisions of this Release, that Employee understands its effect, that Employee is competent to sign this Release and that Employee is voluntarily entering into this Release.  Employee specifically acknowledges that he has not been under duress in connection with the review, negotiation, execution and delivery of this Release. he Proprietary Interest Protection Agreement that Employee entered into in connection with his employment with the Company  Employee represents and agrees that in executing this Release Employee relies solely upon Employee’s own judgment, belief and knowledge, and the advice and recommendations of any independently selected counsel, concerning the nature, extent and duration of Employee’s rights and claims.  Employee acknowledges that no other individual has made any promise, representation or warranty, express or implied, not contained in this Release, to induce Employee to execute this Release.  Employee further acknowledges that Employee is not executing this Release in reliance on any promise, representation, or warranty not contained in this Release.

(g)           Headings.  Headings in this Release are for convenience of reference only and do not affect the meaning of this Release.

(h)           Entire Agreement.  This Release contains and constitutes the entire understanding and agreement between Employee and the Company regarding the matters set forth herein.

(i)  Consideration and Effectiveness.  Employee acknowledges that Employee has been given at least 21 days to consider this Release and that the Company has by this Release advised Employee in writing to consult with an attorney of Employee’s own choosing prior to signing this Release.  Employee agrees that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.  Employee understands that Employee may revoke this Release for a period of seven (7) days after Employee signs this Release.  Any revocation within this period must be submitted, in writing, to the General Counsel of the Company, and must be received or postmarked within seven (7) calendar days after Employee signs this Release.  If Employee delivers the revocation, this Release will be of no force or effect.  If Employee does not deliver the revocation within seven calendar days as described above, then this Release in its entirety will be effective and enforceable beginning on the eighth (8th) day after Employee’s execution and delivery of this Release.  Employee understands and agrees that by entering into this Release Employee is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that Employee has received consideration beyond that to which Employee was previously entitled.

In witness whereof, Employee has executed this Release as of the date above written.

________________________
Joe Petro